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                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION

EXHIBIT 11 - COMPUTATION OF NET INCOME PER SHARE
                    (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

                                              THREE MONTHS ENDED         NINE MONTHS ENDED
                                                 SEPTEMBER 30,             SEPTEMBER 30,
                                             --------------------      --------------------
                                              1996         1995         1996         1995
                                             -------      -------      -------      -------
Net income                                   $ 2,445      $ 1,864      $ 6,843      $ 5,325
                                             =======      =======      =======      =======
 Average common shares outstanding            15,002       14,614       14,925       14,499
Average common share equivalents:
       Options                                   477          942          547          942
                                             -------      -------      -------      -------
Average number of common and
   common share equivalents outstanding       15,479       15,556       15,472       15,441
                                             =======      =======      =======      =======
 Net income per common share                 $  0.16      $  0.12      $  0.44      $  0.34
                                             =======      =======      =======      =======

         Earning per share calculation for each period are based on the weighted average number of shares outstanding in each period. Therefore, the sum of the quarters do not necessarily equal the year to date earnings per share.

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